Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 26, 2012 (the “Effective Date”) by B G Staff Services Inc., a Texas corporation (the “Employer”), and Debra R. Jackson, an individual resident of Coppell, Texas (the “Employee”).

WITNESSETH

WHEREAS, the Employee is to be employed by the Employer as a full-time employee in the position of Chief Financial Officer (“CFO”);

WHEREAS, the Employee has certain skills, experience, and abilities that are valuable to the success of the Employer’s current operations and future profitability;

WHEREAS, the Employer desires to retain the services of the Employee and the Employee desires to work for and be employed by the Employer in the CFO position;

WHEREAS, the Employer and the Employee desire to set forth the terms and conditions pursuant to which the Employee will be employed by the Employer;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1: EMPLOYMENT TERM AND DUTIES

1.01       Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.02       Term. Unless earlier terminated as herein provided, the Employee’s employment with the Employer shall continue pursuant to this Agreement as of the Effective Date and shall end on the final day of the Term. For purposes of this Agreement, the “Term” shall commence on the Effective Date and continue in effect until December 31, 2012 (the “Termination Date”), plus any extensions made as provided in this Section 1.02. The Term shall automatically be extended for consecutive 12-month periods until the next anniversary of the Termination Date, unless the Employer or Employee delivers written notice to the other Party, at least thirty (30) days before the end of such Term, that the Term will not be extended. Each extension of the Term in accordance with this Section 1.02 shall be deemed a part of the Term and the last day of any such extension, or the date of earlier termination pursuant to Section 4.01 of this Agreement, shall be deemed the Tennination Date. For purposes of this Agreement, the “Employment Period” shall mean the period during which the Employee has rendered and has an obligation to continue to render all or any portion of the services described in Section 1.03 hereof to the Employer; provided, however, that the Employment Period shall in no event extend past the Termination Date.

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1.03       Duties and Services. The Employee is to be employed as the CFO of the Employer at the Employer’s office located at 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, or any subsequent location at which the Employer conducts operations, and will have such duties and perform such services as are commensurate with such position and those assigned or delegated to the Employee by the Chief Executive Officer of the Employer (the “CEO”), or by such other person designated by the CEO or the Board of Directors. The Employee will devote all of her business time, attention, skill, and energy exclusively to the business of the Employer, will use her best efforts to promote the success of the Employer’s business and the business of any of its Affiliates (defined below), and will cooperate fully with management of the Employer in the advancement of the best interests of the Employer and its Affiliates.

1.04       Change of Control. For purposes of this Agreement, “Change of Control” means (a) any “person” (as such term is used in Section 3(a)(9) of the Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d)(3) and 14(d)(2) of such act), other than a trustee or other fiduciary holding securities of the Company (as hereafter defined) under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding membership interests of the Company or (B) the combined voting power of the Company’s then outstanding securities; (b) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

ARTICLE 2: COMPENSATION

2.01       Basic Compensation and Perquisites.

(a)        Salary. The Employee will be paid an annual base salary of $175,000 for the first full year of employment and a minimum base salary of $200,000 for the second full year of employment. The Salary will be payable in equal periodic installments according to the Employer’s customary payroll practices. After the second year of employment, the Salary shall be reviewed periodically by the Employer and may be changed upon review of relevant factors, as determined in the sole discretion of the CEO or his designee. The Employer shall withhold from each installment of the Salary all applicable federal, state, and local income and other payroll taxes.

(b)        Benefits. During the Employment Period, the Employee and her dependents (if applicable), will be permitted to participate in such group life, LTD, group medial, group dental and 401(K) plans, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee and/or Employee’s dependents are eligible for participation under the terms of such plans. The Employee shall be entitled to twenty (20) paid days off (PTO) per calendar year and six (6) paid holidays in accordance with the policies of the Employer as in effect from time to time, or as otherwise agreed to in writing between the Employee and the Employer. Employee shall not, however, take more than two (2) weeks of PTO consecutively at any time. All of the benefits and compensation described in this Section 2.01 (b) are collectively referred to as the “Benefits.”

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(c)        Equity. Subject to the terms of the Restricted Unit Award Agreement and Employee’s execution of that agreement, within thirty (30) days of the Effective Date, Employee shall be granted an award of 423,580 Profit Interest B-Units in LTN Acquisition, LLC (the “Company”). Those Units shall vest 25% on the date of grant and thereafter in equal parts at the end of each one year anniversary over the next three (3) years; provided, however, all Units shall immediately vest upon a Change in Control (as defined in this Agreement). The grant price of the Units shall be $0.58 per Unit.

2.02       Legal Expenses. The Employer shall pay or the Employee shall be reimbursed for the Employee’s legal fees in negotiating and drafting this Agreement up to a maximum amount of $7,500.00, provided that any such payment shall be made on or before the sixtieth (60th) day following the Effective Date.

2.03       Bonus. The Employee shall be provided an opportunity to receive an annual bonus with respect to each calendar year within the Employment Period commencing with the calendar year beginning on the Effective Date and as set forth in the Bonus Agreement attached hereto as Exhibit A, as amended annually.

ARTICLE 3: EXPENSES

The Employer will reimburse the Employee for reasonable expenses incurred by the Employee in the performance of her duties and in accordance with the Employer’s employment policies, as in effect from time to time; provided, however, that the Employee must file written expense reports with respect to such expenses in accordance with the Employer’s policies to receive such reimbursement.

ARTICLE 4: TERMINATION

4.01       Events of Termination. The Employment Period and any and all rights of the Employee under this Agreement as an employee of the Employer will terminate as indicated below upon the occurrence of any of the following events during the Term:

(a)        in the event of termination of the Employee’s employment upon the death of the Employee, immediately;

(b)        in the event of termination of the Employee’s employment upon the Disability of the Employee (as defined in Section 4.02 herein), immediately upon a Notice of Termination (as defined in Section 4.01 herein);

(c)        in the event of termination of the Employee’s employment by the Employer for Cause (as defined in Section 4.03 herein), immediately upon Notice of Termination from the Employer to the Employee, or at such later time as such Notice of Termination may specify;

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(d)        in the event of termination of the Employee’s employment by the Employer without Cause, on such date as the Notice of Termination from the Employer to the Employee may specify, but not earlier than the 30th day after the Notice of Termination;

(e)        in the event of termination of the Employee’s employment by the Employee for Good Reason, on such date as a Notice of Termination from the Employee to the Employer may specify, but not earlier than the 30th day after the Notice of Termination.

For purposes of this Agreement, a “Notice of Termination” shall mean a written notice (communicated in accordance with Section 7.06 herein) that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under the provision so indicated.

4.02       Definition of “Disability.” For purposes of this Agreement, the Employee will be deemed to have a “Disability” under any of the following conditions: (a) for physical or mental reasons, the Employee is unable to render and perform substantially and continuously the Employee’s duties and services under this Agreement for more than twelve (12) consecutive weeks, or sixteen (16) weeks during any 12-month period, or (b) the prognosis or recommendations of the Examining Doctor (defined below) are such that the Employee would be unable to render and perform substantially and continuously the Employee’s duties and services under this Agreement for more than twelve (12) consecutive weeks, or sixteen (16) weeks during any 12-month period. Upon the request of either party hereto following written notice to the other, the Disability of the Employee will be determined by a medical doctor (the “Examining Doctor”) who shall be selected as follows: the Employer and the Employee shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor. The determination of the Examining Doctor as to whether or not the Employee has a Disability will be binding on both parties hereto. The Employee must submit to a reasonable number of examinations by the Examining Doctor making the determination of Disability under this Section 4.02, and the Employee hereby authorizes the disclosure and release to the Employer of such determination regarding the existence of a disability as defined in this Section 4.02. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead under this Section 4.02 for the purposes of submitting the Employee to examinations and providing any such authorizations of disclosure.

4.03        Definition of “Cause” and “Good Reason.”

(a)        Cause. For purposes this Agreement, “Cause” shall mean: (a) the Employee’s material failure to perform her duties and services in accordance with this Agreement, including without limitation by manner of Employee’s gross insubordination or gross absenteeism, unless such failure is due to the Employee’s Disability, or the Employee’s material violation of this Agreement or any material inaccuracy of any representation or warranty of the Employee contained herein unless, for any such failure, violation or inaccuracy which is capable of being cured, the Employee cures, to the sole satisfaction of the Employer, such failure, violation or inaccuracy within thirty (30) days of the Employer providing written notice to the Employee of such failure, violation or inaccuracy; (b) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer other than as provided in this Agreement; (c) theft, fraud, or embezzlement of property of the Employer or any of its Affiliates; (d) as determined by the Company in its discretion, commission of an act of fraud upon, or bad faith or willful misconduct toward, the Employer or any of its Affiliates; (e) conduct constituting gross negligence or recklessness, as determined by the Employer in its sole discretion, that is injurious to the Employer, a customer of the Employer, or any of its Affiliates; (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, any crime of moral turpitude or (g) the Employee’s material breach of this Agreement and the Employee’s failure to remedy such breach within thirty (30) days following the delivery of written notice of such breach by the Employer to the Employee.

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(b)        Good Reason. For purposes of this Agreement, the phrase “Good Reason” means any of the following:

(i)         the Employer’s material breach of this Agreement;

(ii)        the assignment by the Employer to the Employee, without the prior written consent of the Employee, of responsibilities or duties that are substantially different from the duties and services set forth in Section 1.03 of this Agreement; provided, however, promotion of Employee to a higher level position with different and/or additional responsibilities or duties shall not constitute Good Reason; or

(iii)       the requirement by the Employer that the Employee relocate more than fifty (50) miles from the Employer’s home office at 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254 provided that the relocation constitutes a material change in the geographic location at which the Employee must perform services.

In order for a termination to be considered on account of Good Reason, the Employee must notify the Employer of the existence of a condition that could constitute Good Reason within 90 days following the initial existence of the condition. Following notification, the Employer will have a period of 30 days to remedy the condition before it can constitute Good Reason.

4.04       Termination Pay, Post-Termination Payments, Benefits, and Liquidated Damages. Notwithstanding any other provision of this Agreement, upon and after the termination of the Employment Period pursuant to Section 4.01, the Employee’s obligations to render to the Employer the services described in Section 1.03 of this Agreement shall cease (although the Term shall not terminate), and the Employer shall be obligated to pay the Employee or, in the event of her death while amounts remain payable hereunder, her Designated Beneficiary (defined below), only such amounts and benefits as are provided in Sections 4.04(a), (b), and (c), herein. For purposes of this Agreement, the Employee’s Designated Beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate. Notwithstanding the preceding sentence, the Employer will have no duty in any circumstances to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee’s personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

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(a)        Termination by the Employer with Cause. If the Employer terminates the Employee’s employment hereunder with Cause, the Employee will only be entitled to receive the portion of her Salary and Benefits, payable in accordance with the Employer’s normal payroll practices and Benefit policies, accrued by the Employee through the Termination Date. The Employee shall not receive, and shall not be entitled to receive, any Salary or Benefits (except for Salary and Benefits accrued prior to the date of the termination of the Employment Period) during the remainder of the Term following such termination, or thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder.

(b)        Termination by the Employer without Cause or by the Employee for Good Reason. If the Employer terminates the Employee’s employment hereunder without Cause or the Employee terminates her employment for Good Reason, the Employee will only be entitled to receive the portion of her Salary and Benefits, payable in accordance with the Employer’s normal payroll practices and Benefit policies, accrued by the Employee through the Termination Date and for a period immediately following the Termination Date of one (1) month plus one (1) additional month for each two months of service with the Employer, provided that in no event shall Employee be entitled to receive more than a total of six (6) months of Salary and Benefits following the Termination Date (except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder). If a Change of Control occurs before the Employee has earned the maximum, the Employee shall be entitled to receive the full six (6) months of Salary and Benefits plus a pro-rated Bonus. All payments made pursuant to this subparagraph will be paid to the Employee only after Employee executes and does not revoke a waiver and release agreement suitable to the Employer.

(c)        Termination upon Death or Disability. If the Employee’s employment hereunder is terminated because of the Employee’s Death or Disability, the Employer will only pay to the disabled Employee or to the Employee’s Designated Beneficiary, as the case may be, in accordance with its normal payroll practices and Benefit policies, the Employee’s Salary and Benefits accrued by the Employee through the Termination Date (except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder).

(d)        Accrued Benefits. Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans providing Benefits hereunder, the Employee’s accrual of the Benefits pursuant to Section 2.01(b) hereof will cease on the Termination Date, and the Employee will thereafter be entitled to accrued Benefits pursuant to such plans only as provided in such plans or in accordance with Employer’s normal Benefit policies.

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ARTICLE 5: NON-DISCLOSURE COVENANT

5.01      Confidential Information Defined.

(a)        For purposes of this Article 5, the phrase “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Employer or its Affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Employer or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its Affiliates containing or based, in whole or in part, on any information included in the foregoing. Notwithstanding the foregoing, Confidential Information shall not include any information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Employee or any other person under a duty to keep such information confidential.

5.02      Acknowledgment by the Employee. The Employee acknowledges that (a) during the Employment Period, and as part of her employment, the Employee will be afforded access to Confidential Information that the Employer has devoted substantial time, effort, and resources to develop and compile; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; (c) the Employer would not disclose such information to the Employee, nor continue to employ the Employee without the agreements and covenants set forth in this Article 5; (d) the Employer has employed the Employee because of her expertise and skill in the Employer’s business, and thus, would be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of any and all Employee Inventions (defined below); and (e) the provisions of this Article 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to enable the Employer to acquire sole and exclusive ownership of the Employee Inventions.

5.03      Maintaining Confidential Information. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, Employer’s promise to provide Employee access to its Confidential Information and the acknowledgments set forth above, the Employee, during the Employment Period, the Term, and at all times thereafter, agrees and covenants as follows:

(a)        Employer Information. The Employee will hold in strictest confidence the Confidential Information and will not disclose it to any Person (defined below) except with the specific prior written consent of the Employer or as may be required by court order, law, government agencies with which the Employer may deal in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement. Any trade secrets of the Employer will be entitled to all of the protections and benefits afforded under applicable laws. If any information that the Employer deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee will not remove from the Employer’s premises or record (regardless of the media) any Confidential Information of the Employer or its Affiliates, except to the extent such removal or recording is necessary for the performance of the Employee’s duties. The Employee acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Employee, are the exclusive property of the Employer or its Affiliates, as the case may be.

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(b)        Third Party Information. The Employee recognizes that the Employer and its Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that she owes the Employer, its Affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out her duties for the Employer consistent with the Employer’s agreement with such third party) or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer’s agreement with such third party) without the express written authorization of the Employer or its Affiliate, as the case may be.

(c)        Returning Employer Documents. The Employee agrees that, at the time of the termination of the Employment Period, she will deliver to the Employer (and will not keep in her possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Employer or any of its Affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media. In the event of the termination of the Employment Period for any reason, the Employee agrees to sign and deliver within five (5) days of the termination, the “Termination Certification” attached hereto as Exhibit B.

5.04      Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

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5.05       Employee Inventions. The Employee will promptly disclose in writing to the Employer as set forth below complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product, computer program or database, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived, produced, created or first reduced to practice by the Employee, during the Employment Period during working hours with the Employer or using the Employer’s property, facilities or rcsourccs or which relate either directly or indirectly to the services, programs, software, products or other applications of the Employer developed or being developed by the Employer which are known to the Employee (“Employee Inventions”). The Employee acknowledges that any and all of said Employee Inventions are the property of the Employer and hereby assigns and agrees to assign to the Employer any and all of her right, title and interest in and to any and all of such Employee Inventions. The Employee will execute any documents requested by the Employer (which shall be prepared at the Employer's expense), including but not limited to patent and copyright applications and registrations, and will perform any and all further acts deemed necessary or desirable by the Employer in order to confirm, exploit, or enforce the rights herein granted and assigned by the Employee to the Employer. The provisions of this Section 5.05 shall not apply to any Employee Invention meeting each of the following conditions: (i) such Employee Invention was developed entirely on the Employee’s own time, (ii) such Employee Invention was made without the use of any Employer equipment, supplies, facility or Confidential Information, (iii) such Employee Invention does not relate to any service, program, software, product or other application of the Employer in place or planned or to any research or development efforts of the Employer during such Employment Period which are known or should be known to the Employee, and (iv) such Employee Invention does not result from any work or service performed by the Employee on behalf of or for the Employer. The Employee will promptly disclose all Employee Inventions to the CEO, and the Board of Directors of the Employer and perform all actions reasonably requested by the CEO, or the Board to establish and confirm ownership thereof by the Employer.

ARTICLE 6: NON-COMPETITION AND NON-INTERFERENCE

6.01       Covenants Regarding Competitive Protection. The Employer and the Employee hereby mutually agree that the nature of the Employer’s business and the Employee’s employment hereunder are based on the Employer’s goodwill, public perception, and customer relations. Therefore, in consideration of the acknowledgments set forth in Sections 5.02 and 5.03 herein and the compensation and benefits to be paid to the Employee pursuant to this Agreement and the Employee’s receipt of Employer’s Confidential Information, the Employee hereby agrees and covenants to each and all of the following:

(a)        Noncompete. During the Employment Period and the Post-Employment Period (defined below), the Employee will not, directly or indirectly, in the same or substantially similar capacity, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or any similar name to, lend the Employee’s credit to or render services or advice to, any business engaged or about to become engaged in the Business (defined below) of the Employer, or any of its Affiliates, in the Market Area. For purposes of this Agreement, the “Business” of the Employer, or its Affiliates, includes all those businesses, products and services that are presently or hereafter marketed by the Employer, or its Affiliates, or that are in the development stage at any time during the Employment Period and any other business in which the Employer, or any of its Affiliates, are engaged at any time during the Employment Period. Notwithstanding the foregoing sentence, the Employee may purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

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(b)        Solicitation of Customers. During the Employment Period and the Post-Employment Period, the Employee hereby covenants and agrees that she will not, either directly or through an Affiliate, solicit any Person that is a Current Customer (defined below) of the Employer or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Employer or its Affiliates.

(c)        Solicitation of Employees. During the Employment Period and the Post-Employment Period, the Employee hereby agrees not to employ, either directly or through an Affiliate, any current employee of the Employer or its Affiliates or any individual who was an employee of the Employer or its Affiliates during the twelve (12) months immediately preceding the Termination Date, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of the Employer or its Affiliates for the purpose of encouraging such employee to leave or terminate their employment with the Employer or its Affiliates.

(d)        Solicitation of Vendors. During the Employment Period and the Post-Employment Period, the Employee hereby agrees not to solicit, either directly or through an Affiliate, a current vendor or supplier of the Employer or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Employer or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to the Employer or its Affiliates.

(e)        Interference. During the Employment Period and the Post-Employment Period, the Employee hereby agrees not to interfere with the Employer’s relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Employer or its Affiliates.

(f)         Post-Employment Period. For purposes of this Section 6.01, the term “Post-Employment Period” means the one-year period beginning on the Termination Date.

(g)         Market Area. For purposes of this Section 6.01, the term “Market Area” means, any geographic area in the United States of America where the Employer conducts its business during the Employment Period.

6.02      Scope. The Employee acknowledges and agrees that the Employer is engaged in or currently intends to be engaged in business throughout the United States, and thus the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Employer. The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system or arbitration. The Employer may, at any time on written notice approved by its Board, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Employee shall comply with the restriction as so reduced, subject to subsequent reductions. If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

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ARTICLE 7: GENERAL PROVISIONS

7.01      Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Articles 5 and 6 hereof might be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 5 and 6 hereof.

7.02      Covenants of Articles 5 and 6 are Essential and Independent Covenants. The covenants by the Employee in Articles 5 and 6 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Articles 5 and 6.

7.03      Representations and Warranties by the Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement does not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

7.04      Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Employee’s performance of the Employee’s obligations hereunder.

7.05      Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The covenants of the Employee under this Agreement, being personal, may not be delegated.

7.06      Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or email, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

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If to Employer:	B G Staff Services Inc.
14900 Landmark Boulevard
Suite 300
Dallas, Texas 75254
Attn: Chief Executive Officer

With a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Attn: William Finegan

If to the Employee:	Debra R. Jackson
409 Avalon Lane
Coppell, Texas 75019

7.07       Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally; but only by an agreement in writing signed by the parties hereto.

7.08       GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS.

7.09       Headings; Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section,” or “Sections” refer to the corresponding Article, Articles, Section, or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7.010     Severability. If any provision of this Agreement is held inval id or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.011     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.012     Survival of Obligations. The obligations of the Employer and the Employee under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

7.013     Withholding and Set Off. All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law. The Employer is further authorized to withhold and setoff against any such payments and benefits any amounts that the Employee may come to owe the Employer.

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7.014     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or violation of this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover. The arbitration shall be conducted in Dallas, Texas, unless otherwise agreed by the parties thereto. The arbitrator shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7.14 shall be construed as to deny the Employer the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach of Article 6 of this Agreement.

7.015     Compliance with Section 409A. The parties intend that all payments made pursuant to this Agreement be exempt from or in compliance with section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE 8: CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

“Current Customer” shall mean any Person who is currently utilizing any product or service sold or provided by the Employer or any of its Affiliates; any Person who utilized any such product or service within the previous twelve (12) months; and any Person with whom the Employer or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

B G Staff Services Inc.

By:	/s/ L. Allen Baker. Jr.
Name:	L. Allen Baker. Jr.
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Debra R. Jackson
Debra R. Jackson

3/26/12
Date

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EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that the undersigned has complied with all the terms of the Employment Agreement (the “Employment Agreement”) signed by the undersigned with B G Staff Services Inc. (the “Employer”), including as to Employee Inventions (as defined in the Employment Agreement). It is further certified that the undersigned does not possess, nor has the undersigned failed to return to the Employer any Confidential Information (as defined in the Employment Agreement). It is further certified that the undersigned has destroyed all tangible copies and has erased any electronic, digital, or magnetic representations or manifestations of the foregoing. The undersigned further agrees that, in compliance with the Employment Agreement, the undersigned will preserve as confidential all Confidential Information and information of third parties as provided in the Employment Agreement.

Date:

Debra R. Jackson

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